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                                                                    Exhibit 12.1

               COMPUTATION OF RATION OF EARNINGS TO FIXED CHARGES
                      (dollars in thousands, except ratios)

                                                                                     Predecessor    Successor
                                                                                    -------------  ------------
                                                                                        For the       For the
                                                                                        Period        Period
                                                                                      January 1,    October 21,     Three Months
                                                Fiscal Year Ended December 31,       2003 through  2003 through     Ended March 31,
                                           ----------------------------------------  October 20,   December 31,  -------------------
                                            1999      2000       2001       2002         2003          2003        2003       2004
                                           -------  ---------  ---------  ---------  ------------  ------------  --------   --------
EARNINGS
   Income from continuing operations ....  $     4  $ (6,787)  $  6,427   $ 22,608    $ 23,806      $  2,050     $ 7,945    $ 4,915
   Fixed charges ........................    3,097     4,583      4,018      3,120       2,016         3,703         655      4,661
   Earnings before fixed charges ........    3,101    (2,204)    10,445     25,728      25,822         5,753       8,600      9,576

FIXED CHARGES
   Interest expense .....................    2,761     4,252      3,585      2,574       1,422         3,217         493      3,938
   Amortization of deferred debt
     issuance costs .....................       84       119        198        301         267           391          83        628
   Capitalized interest .................        0         0          0          0           0             0           0          0
   Interest portion of rent expense .....      252       212        234        245         327            95          79         95
   Fixed charges ........................    3,097     4,583      4,018      3,120       2,016         3,703         655      4,661
Ratio of earnings to fixed charges ......      1.0x       --        2.6x       8.2x       12.8x          1.6x       13.1x       2.1x
Amount of fixed charges not covered
 by earnings ............................      --      2,204         --         --          --            --         --           --